Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-263437, 333-256435, 333-286460, and 333-288707 on Form S-8, and Registration Statement No. 333-278665 on Form S-3 of our report dated March 23, 2026, relating to the financial statements of Bally’s Corporation appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
April 20, 2026